MEMORANDUM OF UNDERSTANDING

Between Biocorp North America, Inc., ("BNA") a Nevada corporation with principal offices located at 5155 West Rosecrans Avenue, Suite 1116, Los Angeles CA 90250 in the United States of America, and Mr. William Kelly and their affiliates (collectively "KELLY") of Bailey, Colorado.

WHEREAS

BNA is in the business of designing, manufacturing and distributing biodegradable-compostable cutlery in the North America territory and outside of North America. BNA's principals have been in this business for several years and have established a recognizable name in this industry.

BNA has also invested and acquired an in-depth knowledge in the use, processing and marketing of biodegradable resins and is willing to collaborate with KELLY to use of NatureWorks™ PLA™ to manufacture biodegradable cutlery, under the terms described below.

KELLY is in the business of developing new materials for the biodegradable industry and has been in this business since 1992. KELLY is interested in a close association and collaboration with BNA to manufacture biodegradable using BNA knowledge and network of manufacturers, under the terms described below.

THEREFORE IT HAS BEEN AGREED AND DECIDED

[redacted] **Collaboration:** BNA will start to test the PLA™ supplied by Cargill Dow to make cutlery. Kelly will assist in providing BNA with all information with respect to processing and technical support. KELLY will also provide information to assist in compounding PLA™ with additional components to increase the physical properties of PLA™ and to reduce the costs of raw material. KELLY will arrange for providing and selecting the resins most appropriate for the manufacturing of biodegradable cutlery within BNA facility.

[redacted] **Molds damages:** If by consequence of the process the injection machine(s) and/or its part(s) suffer an aggressive damage, BNA will assume the damages and injuries caused to the manufacture plant. Clearly any damages covered by this article are damages created directly by the use of the biodegradable resins that BNA will agree to use; KELLY will have a duty to suggest the use of products, which are not creating any known risks to damage molds or injection molding equipment.

3. **Secrecy:** It is understood by both BNA & KELLY that when the resin and the various components will be mixed-compounded within BNA facility, the new compounded resin and its formulation will remain secret and will not be shared with outside parties. The final "created resin" will remain the property of BNA without exception. BNA & KELLY understand that the ingredients, especially NatureWorks™ PLA™ is a patented resin belonging to Cargill Dow and KELLY will keep all rights to continue to sell NatureWorks™ PLA™ to other third parties without infringing on this agreement.

4. **Non – Competition:** KELLY and BNA will not share the information provided with any third party without their written consent, except to the manufacturing plant-partnering with BNA, which will be divulged to KELLY after signature of the Agreement .

5. **Secrecy:** BNA and KELLY have signed a Secrecy Agreement attached to the present Agreement as Exhibit "A", which is integrated in this Agreement.

6. **Period:** This Agreement will be valid for a period of Ten years (10) and will start upon the date of this document

7. **Laws & Forum:** The laws of the State of California will rule this Agreement, including judicial demand for payment, and the parties agree to submit the case to the forum of Los Angeles. In case of a disagreement arising from the interpretation of this Agreement a "cooling" period of 60 days will beset in which both parties will try to arbitrate the disagreement. If at the end of the 60 days the parties are still in conflict either party will be allowed to file a legal action.

8. **Final Agreement:** A final legal and binding Agreement will be made to confirm this Memorandum of Understanding; in the meantime this document represents the full and complete Agreement.

Done in Los Angeles This 16th day of September 2002

Agreed and Accepted
Biocorp North America, Inc.

By [signature]
Frederic Scheer, President

KELLY

By [signature]
William Kelly

Enclosure: Exhibit "A" Secrecy Agreement

CONFIDENTIALITY AND SECRECY AGREEMENT

This Agreement dated, as of September 16 2002, is by and among Biocorp North America, Inc. ("Biocorp N.A.") of California, United States of America, and Mr. William Kelly and their affiliates (collectively "KELLY") of Bailey, Colorado.

> **WHEREAS,** Biocorp N.A. and KELLY wish to discuss certain research and development and strategic relationships between Biocorp N.A. and KELLY including the exploration of business opportunities in the United States and elsewhere (the "Collaboration"); and
>
> **WHEREAS,** Biocorp N.A. and KELLY must reveal proprietary business, trade and technical information and product prototypes or materials to each other in the course of the Collaboration, which information Biocorp N.A. and KELLY acknowledge and understand must be held by them in the strictest of confidence and not disclosed to any third party without the prior written consent of each other.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS BY AND BETWEEN BIOCORP N.A. AND KELLY:

1. Definitions: In this agreement, unless otherwise required by express words or necessary implication:

   1.1 "Confidential Information" means information, data and knowledge as well as product prototypes or materials;

   1.1.1 of a scientific, technical, industrial or non-industrial nature, including know-how, trade secrets, industrial secrets, inventions, formulas, processes, methods, designs, plans, useful arts, computer data bases, computer software and computer;

   1.1.2 relating to business operations, including costs and pricing data, contractual information and business, marketing and financial plans, strategies and forecasts, actual or potential customers or customer contacts and customer sales strategies, market studies, sources of supply for products, components and service; or

   1.1.3 relating to experiences, researches, studies, tests, development and research programs and efforts, performed by or for Biocorp N.A. or by or for KELLY.

1.2 "Documents" means writings, photographs, films, microfilms, microfiches, drawings, sketches, models, prototypes, computer software documentation, computer programs documentation, computer firmware, all magnetic media including audio tapes and video tapes, and all other media in which information may be contained, set forth, recorded, stored or otherwise embodied, whether in human readable or machine readable form.

2. Nondisclosure and Restriction on Use:

2.1 Biocorp N.A. and KELLY agree:

2.1.1 to retain Confidential Information in confidence and to prevent disclosure of the received Confidential Information to any third party, in whole or in part, provided that Biocorp N.A. and KELLY shall be authorized to disclose the Confidential Information to their employees to whom it is essential that such Confidential Information be disclosed in order for the parties hereto to carry out the Collaboration;

2.1.2 not to disclose Confidential Information to any party, except as is necessary for Biocorp N.A. and KELLY to analyze the investment and the market for biodegradables in connection with the Collaboration;

2.1.3 that if either Biocorp N.A. or KELLY needs to disclose Confidential Information to third parties for any purpose, the party seeking to make such disclosure shall, prior to making such disclosure, first obtain

(i) the written consent of the other party of the exact information or product prototypes or materials being disclosed, and

(ii) the written consent of such third party to be bound by all the terms of this Agreement in the form annexed to this Agreement as Exhibit "A";

2.1.4 to do everything necessary to inform each of their employees and third persons to whom Confidential Information is disclosed that such Confidential Information is confidential and to ensure that each one of such employees and third persons shall respect all of the following obligations undertaken by the parties pursuant to this Agreement;

2.1.5 not to convert or use in any manner the Confidential Information for the parties' own use or advantage, other than to use the Confidential Information in the manner and to the extent authorized pursuant to this Agreement;

2.1.6 that in the event of loss or theft of any Documents, items of work in progress, or any work products embodying Confidential Information by or from any party of this Agreement to notify the other party immediately of same.

2.2 Both parties hereby acknowledge that their undertaking the obligation to maintain in confidence and to protect all such Confidential Information is a fundamental condition and consideration for each of them consenting to disclose such Confidential Information to the other and to eventually execute any other contract between them and that irreparable injury may result if either of them breaches any of the provisions of this Agreement. Without prejudice to any other rights and remedies available in such circumstances, both parties shall be entitled to equitable relief by way of injunction in the event of any such breach or threatened breach of the provision hereof.

2.3 Biocorp N.A. and KELLY hereby acknowledge and understand that either one of them may wish to limit the availability or the scope of publicity of what would otherwise be non-confidential or public information regarding Biocorp N.A. or KELLY. In the event Biocorp N.A. advises KELLY or KELLY advises Biocorp N.A. of a request not to discuss or not to publicize or not to disclose certain categories or classes of non-confidential or public information, each party receiving this request, shall work to fulfill the other party's request.

2.4 Biocorp N.A. and KELLY agree not to disclose to any party the fact or the substance of any discussions or negotiations relating to the possible transactions between and among Biocorp N.A. and KELLY.

3. Exceptions to Nondisclosures: Neither party to this Agreement shall be subject to the obligations of this Agreement with respect to Confidential Information which is or becomes known publicly through no wrongful act of the other party, or is approved for release by written authorization of the other party.

4. Identification of Confidential Information: Without limiting the provisions of paragraph 1.1, Confidential Information disclosed in the form of a Document or Documents shall be deemed to have been identified as proprietary at the time of disclosure thereof if the party marks, stamps, or otherwise indicates, whether verbally or otherwise, that such Confidential Information is confidential.

5. Duplication: The parties to this Agreement shall not be entitled to make any copies, facsimiles, registrations, reproductions, duplicates, samples, resumes, or summaries of Confidential Information except as necessary in connection with the Collaboration.

6. No License Rights: Title to Confidential Information disclosed by Biocorp N.A. to KELLY shall remain with the parties making such disclosure, and no right or license, whether expressed or implied, in the Confidential Information is granted by Biocorp N.A. to KELLY and/or to subsidiaries of KELLY other than to use the Confidential Information in the manner and to the extent authorized pursuant to this Agreement.

7. Indemnification: Each party shall hold the other party, its stockholders, directors, managers, employees, and representatives harmless from all claims and shall indemnify them, for all sums that they may have to pay including reasonable fees and disbursements of counsel resulting from any breach or failure by a party to this Agreement to perform any obligation made pursuant to this Agreement.

8. Survival of Obligations: Except as set forth in Paragraph 7, this Agreement shall be effective upon its signature, and the terms and conditions of this Agreement shall remain in full force and effect both during and for five (5) years after the termination of the Agreement for any reason.

9. Assignment: Neither party shall be entitled to assign or otherwise transfer this Agreement, nor any of its rights or obligations hereunder, without the prior consent of the other party.

10. Enurements: This Agreement shall enure to the benefit of, and shall be binding upon, the successors and permitted assigns of both parties.

11. Entire Agreement: This Agreement constitutes the entire agreement between the parties and to its subject matter and supersedes all other prior communications, negotiations, arrangements and agreements between the parties relating to such subject matter.

12. Notices: [illegible], authorization, direction, order, notice obliged to give or make under this Agreement to the other party shall be given or made by way of a written notice, given in accordance with this Article 12. Each notice shall be delivered personally or shall be sent by prepaid registered or certified mail, telegram, telecopier, or telex, and shall be effective only when received by the addressee at the address determined in accordance with Article 12. Each notice, given by a party to the other in connection with this Agreement, shall be addressed as follows, or at such address as such a party may otherwise notify the other party in accordance with the provisions of this Article 12:

If to Biocorp N.A.:

Biocorp N.A. North America, Inc.
5155 West Rosecrans Avenue, Suite 1116
Los Angeles, CA 90250
USA
Fax 1 (310) 491 3338

If to KELLY:

William E. Kelly
717 Rim Rock Road
Bailey, CO 80421
USA
Tel: (303) 816-2680
Fax: (303)

IN WITNESS WHEREOF, this Agreement has been executed on the date mentioned on the first page.

BIOCORP N.A.

By: ______________
Frederic Scheer
President and Chief Executive Officer

KELLY

By: ______________
William Kelly

Exhibit A

CONSENT AND JOINDER TO THE CONFIDENTIALITY AND SECRECY AGREEMENT BETWEEN BIOCORP N.A., INC. AND KELLY SA DE CV

By affixing a signature hereto, ____________________________, a corporation ____________________________ ("Company"), hereby joins in the execution of the Confidentiality Agreement dated as of May___, 2002 by and among Biocorp N.A., Inc., and KELLY as amended to the date of the execution of this Consent and Joinder. Upon acceptance of this Consent and Joinder, the undersigned shall be a party to said Confidentiality Agreement.

The execution of this Consent and Joinder shall be a counterpart execution of the said Confidentially Agreement, and the undersigned agrees to be bound by all the terms thereof as though he were an original party thereto.

IN WITNESS WHEREOF, the undersigned has executed this Consent and Joinder as of ________________.

____

By: ________________
President